Exhibit 1.08

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC Games Expects the Highly Anticipated Launch of
The Lord of the Rings Online™ in the Second Half of 2009

SHANGHAI, ATLANTA, — June 29, 2009 -— CDC Games, a business unit of CDC Corporation (NASDAQ: CHINA) and a pioneer of the “free-to-play, pay for merchandise” model for online games in China, announced today that it expects to launch The Lord of the Rings Online in China during the second half of 2009. The Lord of the Rings Online is currently offered in North America, Europe, Russia and South Korea and has received rave reviews from leading PC and online games publications around the world including being named Game of the Year in 2007* and 2008**.

CDC Games holds the exclusive distribution rights in China for The Lord of the Rings Online which is the only massively multiplayer online role playing game (MMORPG) based on the literary works of J.R.R. Tolkien. The Lord of the Rings Online is developed by North American-based Turbine, Inc., a premier creator and operator of massive, persistent online worlds that foster powerful social gaming communities.

The China-based version is expected to have significant changes from the version launched in North America and Europe. With its registered user base of more than 160 million users and 13 million active users in China, CDC Games believes it has extensive knowledge of the China market. Additionally, based upon research into local customer preferences, CDC Games has coordinated with Turbine to add several changes to the game, including an enhanced player versus player function, that it believes will make the game more successful in China.

Furthermore, CDC Games has obtained encouraging preliminary test data on the game so far, with an activation rate of more than 80 percent during its closed beta test held earlier this year.

“We are very excited about the anticipated launch of The Lord of the Rings Online in China,” said James Crowley, president and CEO of Turbine, Inc. “With CDC Games’ expertise in the online game market in China and its first class marketing, online game gaming platform and support operations, we are confident of the long-term success of this game.”

“CDC Games and Turbine have been strong and trusted partners through the process of localizing the game and adding major new content to appeal to the distinctive China market,” said Monish Bahl, CFO of CDC Games. “We feel the estimated timing of this launch is a good opportunity in light of the current competitive environment in China, especially with the recent situation of certain popular foreign titles of this genre. The closed beta test results for the game also are very encouraging evidence of the potential this game holds in the China market and we look forward to a commercial launch in the near future.

The Lord of the Rings Online is the ultimate interactive adventure. Gamers can join Gandalf, Frodo, Bilbo and many other characters to save Middle-earth in the war against the Dark Lord Sauron. This award-winning MMORPG delivers an interactive experience brimming with stunning detail and dedication to the lore of one of the most famous fantasy worlds.

*2007 PC Game of the Year – Golden Joystick
**2008 MMO of the Year – MMORPG.com

About Turbine
Turbine, Inc. is a premier creator and operator of massive, persistent online worlds that foster powerful social gaming communities. Turbine has grown to become one of the largest privately-held online gaming studios in North America. Turbine has created some of the world’s most popular and award-winning online games, including The Lord of the Rings Online™, Dungeons & Dragons Online®: Stormreach™, and Asheron’s Call®. For more information on Turbine, its products and services please visit www.turbine.com.

About Tolkien Enterprises
The Saul Zaentz Company d/b/a Tolkien Enterprises is the holder of worldwide motion picture, legitimate stage, merchandising, and other rights in J.R.R. Tolkien’s literary works, including The Lord of the Rings and The Hobbit. Tolkien Enterprises has been producing and licensing films, stage productions and merchandise based on Tolkien’s works for more than 30 years. With headquarters in Berkeley, California, its website may be found at www.tolkien-ent.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, outsourced application development and IT staffing, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Games
CDC Games is a market leader in online and mobile games in China with more than 160 million registered users. The company pioneered the “free-to-play, pay-for-merchandise” online games model in China with Yulgang and launched the first free-to-play, pay for merchandise FPS (first person shooter) game in China with Special Force.  Currently, CDC Games offers six popular MMO online games in China that include: Digimon RPG, Special Force, Yulgang, Shaiya, Lunia, and Eve Online. For more information on CDC Games, visit: www.cdcgames.net

The Lord of the Rings Online™: Shadows of Angmar™ are trademarks of The Saul Zaentz Company d/b/a Tolkien Enterprises and are used under license by Turbine Inc.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs about the market acceptance of the Lord of the Rings Online: Shadows of Angmar, our beliefs regarding our ability to launch the Lord of the Rings Online: Shadows of Angmar in the second half of 2009, our expectations regarding the success of Lord of the Rings Online: Shadows of Angmar, our beliefs regarding the factors supporting the anticipated success of Lord of the Rings Online: Shadows of Angmar, our beliefs regarding the appeal, preferences and player acceptance of Lord of the Rings Online: Shadows of Angmar, our ability and intent to launch additional titles and expansion packs in the future, and other statements that are not historical, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to develop and market successfully Shaiya and other games and expansions; (c) the future growth of the online games industry in China; (d) the possibility of development delays; (e) the development of competing products and technology; and (f) and the entry of new competitors and their technological advances. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008 and amended on September 15, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.